Exhibit 99.4

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On April 1, 2005, Eastman Kodak Company (“Kodak”) became the sole owner of Kodak Polychrome Graphics (“KPG”) through the redemption of Sun Chemical Corporation’s (“Sun”) 50 percent interest in the KPG joint venture (“the acquisition”).  Under the terms of the transaction, Kodak redeemed all of Sun’s shares in KPG by providing $317 million in cash at closing (excluding $7 million in transaction costs) and by entering into two note payable arrangements, one that will be payable within the U.S. (“the U.S. note”) and one that will be payable outside of the U.S. (“the non-U.S. note”), that will require principal and interest payments of $200 million in the third quarter of 2006, and $50 million annually from 2008 through 2013.  The total payments due under the U.S note and the non-U.S. note are $100 million and $400 million, respectively.  The aggregate fair value of these note payable arrangements, which was recorded as long-term debt in Kodak’s consolidated balance sheet as of the acquisition date, was approximately $395 million.

The unaudited pro forma combined consolidated balance sheet as of March 31, 2005 is presented to give effect to the acquisition as if it occurred on March 31, 2005 by combining the historical balance sheets of Kodak and KPG at March 31, 2005.  The unaudited pro forma combined consolidated statement of earnings for the three months ended March 31, 2005 is presented as if the acquisition had taken place on January 1, 2005 by combining the historical results of Kodak and KPG for the three months ended March 31, 2005.  The unaudited pro forma combined consolidated statement of earnings for the year ended December 31, 2004 is presented as if the acquisition had taken place on January 1, 2004 by combining the historical results of Kodak and KPG for the year ended December 31, 2004.

Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets of KPG acquired based on their fair values as of the date of the acquisition.  An independent valuation specialist is currently conducting a valuation in order to assist Kodak management in determining the fair values of a significant portion of these assets.  The preliminary work performed by the independent valuation specialist has been considered in management’s estimates of the fair values reflected in these unaudited pro forma combined consolidated financial statements.  Accordingly, the fair value of the assets acquired and liabilities assumed is preliminary and subject to adjustment based on the final determination of fair values by management, which will consider the final valuation prepared by the independent valuation specialist.

As indicated above, these unaudited pro forma combined consolidated financial statements have been prepared based on preliminary estimates of fair values.  Amounts preliminarily allocated to intangible assets with indefinite and definite lives are subject to adjustment, which would result in a change in the amortization of those intangible assets.  Therefore, the actual amounts recorded for amortization may differ from the information presented in these unaudited pro forma combined consolidated financial statements.  In addition to the receipt of the final valuation, the impact of ongoing integration activities could result in adjustments to the information presented.

The unaudited pro forma combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Kodak’s annual report on Form 10-K for its year ended December 31, 2004, Kodak’s quarterly report on Form 10-Q for its quarter ended March 31, 2005, KPG’s combined audited financial statements for the three years ended December 31, 2004 and the unaudited combined financial statements for the three months ended March 31, 2005.

The unaudited pro forma combined consolidated financial statements are not intended to represent or be indicative of the combined consolidated results of operations or financial condition of Kodak that would have been reported had the acquisition been completed as of the dates presented and should not be taken as representative of the future combined consolidated results of operations or financial condition of Kodak.

Eastman Kodak Company
Unaudited Pro Forma Combined Consolidated Balance Sheet
as of March 31, 2005
(all amounts in millions)

	Kodak	KPG	Total Pro Forma Adjustments		Pro Forma Adjusted

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,031	$313	(324)	A	$1,020
Receivables, net	2,281	376	(10)	B	2,647
Inventories, net	1,330	212	6	C	1,549
			1	D
Deferred income taxes	582	—	20	E	597
			(5)	F
Other current assets	149	53	(20)	E	182
Assets of discontinued operations	30	—	—		30

Total current assets	5,403	954	(332)		6,025

Property, plant and equipment, net	4,276	273	34	G	4,583
Goodwill	1,457	73	(15)	E	1,655
			86	H
			54	F
Deferred income taxes	—	—	28	E	—
			(28)	F
Other long-term assets	2,999	38	15	E	2,795
			(28)	E
			(402)	I
			173	J

TOTAL ASSETS	$14,135	$1,338	$(415)		$15,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$3,584	$363	(26)	E	$3,908
			(10)	B
			(3)	K
Short-term borrowings	553	135	—		688
Accrued income taxes	573	—	26	E	599

Total current liabilities	4,710	498	(13)		5,195
OTHER LIABILITIES
Long-term debt, net of current portion	1,856	1	395	L	2,252
Pension and other postretirement liabilities	3,181	—	18	E	3,199
Other long-term liabilities	730	36	(18)	E	769
			21	F

Total liabilities	10,477	535	403		11,415
SHAREHOLDERS’ EQUITY
Common stock at par	978	—	—		978
Additional paid in capital	853	634	(634)	I	853
Retained earnings	7,768	106	(106)	I	7,753
			(16)	M
			1	D
Accumulated other comprehensive (loss) income	(115)	63	(63)	I	(115)
Unearned restricted stock	(5)	—	—		(5)

	9,479	803	(818)		9,464
Less: Treasury stock at cost	5,821	—	—		5,821

Total shareholders’ equity	3,658	803	(818)		3,643

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,135	$1,338	$(415)		$15,058

The accompanying notes to the unaudited pro forma combined consolidated financial information are an integral part of these combined consolidated financial statements.

Eastman Kodak Company
Unaudited Pro Forma Combined Consolidated Statement of Earnings
For the three months ended March 31, 2005
(all amounts in millions, except per share data)

	Kodak	KPG	Pro Forma Adjustments		Pro Forma Results

Net sales	$2,832	$439	$(61)	N	$3,207
			(3)	O
Cost of goods sold	2,127	295	(61)	N	2,361
			(5)	O
			1	G
			5	J
			(1)	D

Gross profit	705	144	(3)		846

Selling, general and administrative expenses	584	81	—		665
Research and development costs	199	9	—		208
Restructuring costs and other	118	—	—		118

(Loss) earnings from continuing operations before interest, other income, net and income taxes	(196)	54	(3)		(145)

Interest expense	38	2	7	L	47
Other income (charges), net	35	2	(21)	P	16

(Loss) earnings from continuing operations before income taxes	(199)	54	(31)		(176)

(Benefit) provision for income taxes	(56)	20	(11)	Q	(47)

(Loss) earnings from continuing operations	$(143)	$34	$(20)		$(129)

Basic EPS from continuing operations	$(0.50)				$(0.45)
Diluted EPS from continuing operations	$(0.50)				$(0.45)

Number of common shares used in:
Basic EPS	286.9				286.9
Diluted EPS	286.9				286.9

The accompanying notes to the unaudited pro forma combined consolidated financial information are an integral part of these combined consolidated financial statements.

Eastman Kodak Company
Unaudited Pro Forma Combined Consolidated Statement of Earnings
For the year ended December 31, 2004
(all amounts in millions, except per share data)

	Kodak	KPG	Pro Forma Adjustments		Pro Forma Results

Net sales	$13,517	$1,715	$(258)	N	$14,964
			(10)	O
Cost of goods sold	9,548	1,171	(258)	N	10,465
			(19)	O
			5	G
			21	J
			(3)	D

Gross profit	3,969	544	(14)		4,499

Selling, general and administrative expenses	2,507	338	—		2,845
Research and development costs	854	39	—		893
Restructuring costs and other	695	10	—		705

(Loss) earnings from continuing operations before interest, other income, net and income taxes	(87)	157	(14)		56

Interest expense	168	4	25	L	197
Other income (charges), net	161	6	(53)	P	114

(Loss) earnings from continuing operations before income taxes	(94)	159	(92)		(27)

(Benefit) provision for income taxes	(175)	54	(33)	Q	(154)

Earnings (loss) from continuing operations	$81	$105	$(59)		$127

Basic EPS from continuing operations	$0.28				$0.44
Diluted EPS from continuing operations	$0.28				$0.44

Number of common shares used in:
Basic EPS	286.6				286.6
Diluted EPS	286.8				286.8

The accompanying notes to the unaudited pro forma combined consolidated financial information are an integral part of these combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Basis of Pro Forma Presentation

On April 1, 2005, Kodak became the sole owner of KPG upon the completion of the redemption of Sun’s 50 percent interest in the KPG joint venture (“the acquisition”).

The unaudited pro forma combined consolidated financial statements give effect to the redemption of Sun’s shares in KPG, which resulted in Kodak’s providing $317 million in cash at closing (excluding $7 million in transactions costs) and the entering into two note payable arrangements, the U.S. note and the non-U.S. note, that will require principal and interest payments of $200 million in the third quarter of 2006, and $50 million annually from 2008 through 2013.  The total payments due under the U.S note and the non-U.S. note are $100 million and $400 million, respectively.  The aggregate fair value of these note payable arrangements, which was recorded as long-term debt in Kodak’s consolidated balance sheet as of the acquisition date, was approximately $395 million.

The following represents the total purchase price of the acquisition (in millions):

Cash paid at closing	$317
Estimated transaction costs	7
Notes payable	395

Total purchase price	$719

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to KPG’s net tangible and intangible assets based on their estimated fair values as of the acquisition date. The preliminary purchase price allocation is as follows (in millions):

Current Assets	$473
Property, Plant & Equipment	170
Definite Lived Intangible Assets:
Customer Related	80
Developed Technology	45
Trademarks	12
Other Intangibles	13
Indefinite Lived Intangible Assets:
Trademarks	31
Goodwill	169
In-process R&D	16
Other Assets	5
Current Liabilities	(246)
Long-Term Liabilities	(19)
Net deferred income Tax Liabilities	(30)

Total Purchase Price	$719

Within the preliminary purchase price allocation, $170 million has been allocated to property, plant and equipment acquired and $150 million has been allocated to definite lived intangible assets acquired.  The depreciation related to the fair value adjustment to property, plant and equipment and the amortization related to the definite lived intangible assets are reflected as pro forma adjustments to the unaudited pro forma combined consolidated statements of earnings for the three months ended March 31, 2005 and for the year ended December 31, 2004.

The customer related definite lived intangible asset relates primarily to the estimated value assigned to existing separable and contractual customer relationships related to products and services provided by KPG.  Kodak estimates a composite 15 year useful life of such intangible assets; accordingly the fair value of these assets will be amortized on a straight-line basis over 15 years.

Developed technology, which comprises technology related to products that have reached technological feasibility, includes products in ten technology categories that include digital plates, conventional plates, film, chemicals, digital proofing, conventional proofing, digital printing, digital front end and services.  These categories have separate identifiable revenue streams, have been developed by KPG, and are often patented.  This proprietary know-how can be leveraged by Kodak to develop new technology and improved products and manufacturing processes.  Kodak expects to amortize the developed technology, on a straight-line basis, over an average estimated life of 5 years.

The definite lived trademarks, which primarily relate to the KPG trade name, are expected to be amortized, on a straight-line basis, over an estimated life of 10 years.

Within the preliminary purchase price allocation, $31 million has been allocated to intangible assets with indefinite lives.  Intangible assets with indefinite lives consist primarily of the estimated fair value allocated to the reacquired Kodak trade name.

Within the preliminary purchase price allocation, $169 million has been allocated to goodwill.  Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.

Within the preliminary purchase price allocation, approximately $16 million has been allocated to in-process research and development and will be charged to expense in the period during which the acquisition was completed.  Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma combined consolidated statements of earnings for the three months ended March 31, 2005 and for the year ended December 31, 2004.  However, the amount has been recorded as a charge to retained earnings in the pro forma balance sheet at March 31, 2005.  The projects classified as in-process research and development represent those projects that had not yet reached technological feasibility and had no alternative future use as of the acquisition date.  The preliminary value of the in-process research and development was determined by estimating the related future net cash flows of the projects using a present value discount rate of 22%, which is based on Kodak’s estimated weighted average cost of capital taking into account the risks associated with the projects acquired.

Note 2:  Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the preliminary purchase price allocation, which includes adjustments to (1) adjust amounts related to KPG’s net tangible assets and intangible assets to a preliminary estimate of their fair values, (2) reflect the amortization related to the estimated amortizable intangible assets, (3) reflect changes in depreciation resulting from the estimated fair value adjustments to net tangible assets, (4) reflect the interest expense on the U.S and non U.S. notes payable to Sun, and (5) reflect the income tax effects related to the pro forma adjustments.

Pro forma adjustments were necessary to eliminate intercompany balances or transactions between Kodak and KPG.  No pro forma adjustments were required to conform KPG’s accounting policies to Kodak’s accounting policies.  Certain reclassifications were necessary to conform KPG’s historical amounts to Kodak’s presentation.

The eventual impact on cost of goods sold for the fair value adjustment to inventory acquired of $6 million has been excluded from the unaudited pro forma combined consolidated statement of earnings for the three months ended March 31, 2005 and the year ended December 31, 2004 as this represents a nonrecurring item directly attributable to the acquisition.

Kodak has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available that would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma combined consolidated financial statements are as follows:

A.	Adjustment to record the cash consideration paid at closing of $317 million and related transaction costs of approximately $7 million.

B.	Reflects the elimination of receivable and payable balances between Kodak and KPG as of March 31, 2005.

C.	Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of KPG’s inventory acquired.

D.	Adjustment to reflect the elimination of intercompany loss on sales from Kodak to KPG.

E.	Adjustments to the KPG balance sheet to conform to Kodak’s financial statement presentation.

F.

Adjustment recorded to reflect the deferred tax liability primarily resulting from the pro forma adjustments related to the intangible assets acquired. Within the preliminary purchase price allocation, $30 million has been allocated to net deferred income tax liabilities.  Included in the $30 million of net deferred income tax liabilities is a $54 million deferred income tax liability relating to the preliminary purchase price allocation and the related fair value adjustments.  The $54 million deferred income tax liability is based on assumptions regarding the tax jurisdictions in which the related acquired net assets will ultimately be recorded and, therefore, is subject to adjustment based on the finalization of the purchase price allocation.

G.

Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of KPG’s property, plant and equipment acquired and the resulting adjustment to depreciation expense, as follows (in millions):

	Historical Amount, Net (inclusive of 50% Previously Owned)	50% Acquired	Preliminary Fair Value of 50% Acquired	Fair Value in Excess of Historical Amount Acquired	Increase in Annual Depreciation	Increase in Three Months Depreciation	Avg. Useful Life (Years)

Property, Plant & Equipment	$273	$136	$170	$34	$5	$1	7

H.	Adjustments to reflect the preliminary estimate of the fair value of goodwill as follows (in millions):

	Historical Amount, Net (inclusive of 50% Previously Owned)	50% Acquired	Preliminary Excess of Purchase Price Over Net Tangible & Intangible Assets Acquired	Excess of Historical Amount Acquired

Goodwill	$58	$29	$169	$140

I.

Adjustments to reflect the elimination of Kodak’s equity investment balance at March 31, 2005 for the 50% interest of KPG previously owned and the elimination of the remaining portion of KPG’s equity accounts.

J.

Adjustments to reflect the preliminary estimate of the fair value of definite lived and indefinite lived intangible assets and the resulting increase in amortization expense relating to the definite lived intangibles, as follows (in millions):

Intangible Assets	Historical Amount, Net (inclusive of 50% Previously Owned)	50% Acquired	Preliminary Fair Value of 50% Acquired	Fair Value in Excess of Historical Amount Acquired	Increase in Annual Amortization	Increase in Three Months Amortization	Avg. Useful Life (Years)

Definite Lived	$15	$8	$150	$142	$21	$5	2-15
Indefinite Lived	—	—	$31	$31	—	—	n/a

	$15	$8	$181	$173	$21	$5

K.	Adjustment to reflect the preliminary value of liabilities assumed.

L.

Adjustment to reflect the U.S. and non-U.S. notes payable to Sun aggregating $395 million and related interest expense as a result of the acquisition.  The interest expense was calculated using a 6.16% effective interest rate, which approximates Kodak’s borrowing rate at the date of acquisition.

M.	Adjustment to reflect the write-off of the preliminary assessment of the acquired in-process research and development of $16 million related to the acquisition.

N.	Adjustment to reflect the elimination of the sales and the related costs of goods sold between Kodak and KPG.

O.	Adjustments to reflect the elimination of the total KPG trademark royalty expense and the related portion of the trademark revenue recognized by Kodak.

P.	Adjustments to reflect the elimination of equity income recorded by Kodak with respect to its previous 50% ownership interest in KPG.

Q.

Adjustment to record the income tax effect of the pro forma adjustments. The tax rate used of 36.3% is an estimated weighted average rate based on the enacted statutory rates for the tax jurisdictions in which KPG conducts its business.

Note 3:  Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of Kodak common stock outstanding as of March 31, 2005 and December 31, 2004.